Exhibit 10.7

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution and Assumption Agreement, dated as of December 18, 2006 (this “Contribution Agreement”), is by and among Atlas America, Inc., a Delaware corporation (“Atlas America”), Atlas Energy Resources, LLC, a Delaware limited liability company (“Atlas Energy”), and Atlas Energy Operating Company, LLC, a Delaware limited liability company (“Energy Operating”). The above-named entities are sometimes referred to in this Contribution Agreement each as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Atlas America currently wholly owns the subsidiaries listed on Schedule 1 hereto (collectively, the “Subsidiaries”) and the assets described on Schedule 2 hereto (collectively, the “Assets”) representing Atlas America’s natural gas and oil exploration, development, operation, maintenance and production business (the “Business”);

WHEREAS, Atlas America has formed Atlas Energy pursuant to the Delaware LLC Act for the purpose of acquiring, owning and operating the Business;

WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, the following actions have been taken prior to the date hereof (the “Pre-Closing Actions”):

1.	Atlas Resources, Inc., a Pennsylvania corporation, merged with and into Atlas Resources, LLC, a Pennsylvania limited liability company;

2.	Atlas Energy Corporation, an Ohio corporation, merged with and into Atlas Energy Ohio, LLC, an Ohio limited liability company;

3.	Viking Resources Corporation, a Pennsylvania corporation, merged with and into Viking Resources, LLC, a Pennsylvania limited liability company;

4.	REI-NY, Inc., a Delaware corporation, was converted into REI-NY, LLC, a Delaware limited liability company;

5.	Resource Well Services, Inc., a Delaware corporation, was converted into Resource Well Services, LLC, a Delaware limited liability company;

6.	AIC, Inc., a Delaware corporation, was converted into AIC, LLC, a Delaware limited liability company;

7.	Resource Energy, Inc., a Delaware corporation, was converted into and Resource Energy, LLC, a Delaware limited liability company;

8.	Atlas Noble Corp., a Delaware corporation, was converted into Atlas Noble, LLC, a Delaware limited liability company;

9.	Atlas America, Inc., a Pennsylvania corporation, merged with and into Atlas America, LLC, a Pennsylvania limited liability company; and

10.	Energy Operating formed AER Pipeline Construction, Inc., a Delaware corporation;

WHEREAS, Atlas America and certain of the Subsidiaries are parties to the Gathering Agreement (as defined in Article I) and Atlas America has agreed to assume certain obligations of those Subsidiaries thereunder;

WHEREAS, concurrently with the consummation of the transactions contemplated hereby, each of the following shall occur:

1.	Atlas America will contribute the Assets and its 100% interest in each of the Subsidiaries (the “Equity Interests”) to Energy Operating in exchange for (a) 30,361,746 common units (“Common Units”), (b) 748,456 Class A units (the “Class A Units”), (c) the management incentive interests (the “Management Incentive Interests”), and (d) the right to receive $121,730,000, in part as a reimbursement of certain capital expenditures incurred with respect to the Assets and Subsidiaries;

2.	Atlas America will transfer to Atlas Energy Management, Inc., a Delaware corporation (“Atlas Management”), all of the Class A Units and the Management Incentive Interests;

3.	In connection with the Offering, the public, through the Underwriters, will contribute $132,825,000 in cash to Atlas Energy less the Underwriters’ discounts and commissions of $8,298,400 (the “Spread”) and a structuring fee of $996,187 in exchange for 6,325,000 Common Units;

4.	Atlas Energy will pay transaction expenses pursuant to the transactions contemplated by this Contribution Agreement in the amount of approximately $1.8 million (exclusive of the Spread and the structuring fee), and distribute $121,730,000 to Atlas America; and

5.	In connection with the Underwriters exercise of their over-allotment option, the public, through the Underwriters, will contribute an additional $19,923,750 in cash to Atlas Energy less the Spread of $1,244,760 and a structuring fee of $149,428 in exchange for 948,750 Common Units and the Company will use the net proceeds to redeem Common Units from Atlas America;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them below:

“APL” means Atlas Pipeline Partners, L.P., a Delaware limited partnership.

“Atlas America Entities” means Atlas America and any Person controlled, directly or indirectly, by Atlas America, other than Atlas Energy, Energy Operating and any subsidiary of any such Person.

“Atlas Energy Group” means Atlas Energy, Energy Operating and any subsidiary of any such Person, treated as a single consolidated entity, and each Investment Program.

“Atlas Energy Assets” means the Transferred Assets and any assets and properties owned or leased by any member of the Atlas Energy Group.

“Authority” means (i) the United States of America, (ii) any state, province, county, municipality or other governmental subdivision within the United States of America, (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America, or of any state, province, county, municipality or other governmental subdivision within the United States of America and (iv) the National Association of Securities Dealers.

“Business Day” means any day other than a Saturday, a Sunday or any other day when banks are not open for business generally in the State of Delaware.

“Closing” means the closing of the transactions contemplated pursuant to this Contribution Agreement.

“Closing Date” means the date of Closing.

“Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware, as amended and any successor to such act.

“Gathering Agreement” means the Master Natural Gas Gathering Agreement dated as of February 2, 2000 among Atlas America, Resource Energy, LLC (formerly Resource Energy, Inc.), Viking Resources, LLC (formerly Viking Resources Corporation) and APL, as amended from time to time.

“Investment Program” means a Person principally engaged in the drilling of natural gas and oil wells for which Atlas America or any of the Subsidiaries or any of their subsidiaries acts as a general partner, managing partner or manager and the securities of which have been offered and sold to investors.

“Offering” means the initial public offering of the Common Units contemplated by the Registration Statement.

“Operating Agreement” means the Amended and Restated Operating Agreement of Atlas Energy dated of even date herewith by and among Atlas America, Inc. and the members party thereto, as amended from time to time.

“Person” means an individual, corporation, partnership (limited or general), limited liability company, trust, joint stock company, unincorporated association or other legal entity.

“Registration Statement” means the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission by Atlas Energy (File No. 333-136094).

“Toxic Tort” means a claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Underwriters” means those of the underwriting syndicate as referenced in the Underwriting Agreement between UBS Securities LLC, as representative of the Underwriters, and Atlas Energy, dated as of December 12, 2006.

ARTICLE II

CONTRIBUTION AND DISTRIBUTION TRANSACTIONS

Section 2.1 Contribution by Atlas America to Energy Operating.

(a) Contribution. Atlas America hereby grants, contributes, conveys, bargains, assigns, transfers, sets over and delivers to Energy Operating, its successors and assigns, for its and their own use forever, all right, title and interest of Atlas America in and to all of the Assets and all of the Equity Interests (together with the Assets, the “Transferred Assets”), subject to encumbrances that do not materially adversely affect the value of the Transferred Assets or the ability of the Atlas Energy Group to own and operate the Transferred Assets in substantially the same manner as they were operated immediately prior to the Closing Date, in exchange for (i) 30,301,746 Common Units, (ii) 748,456 Class A Units, (iii) the Management Incentive Interests and (iv) the right to receive $121,730,000, in part as a reimbursement of certain capital expenditures made with respect to the Transferred Assets.

TO HAVE AND TO HOLD all of such right, title and interest in the Transferred Assets unto Energy Operating, its successors and assigned, together with all and singular rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Contribution Agreement, and in such instruments of conveyance forever.

(b) Assumed Liabilities. Subject to Section 2.1(c), Energy Operating hereby irrevocably and absolutely assumes, agrees to perform, and when due, pay and discharge, only the obligations and liabilities relating to the Transferred Assets which accrue on or after the Closing Date and only to the extent such obligations and liabilities are not overdue or delinquent on the Closing Date without regard to any grace period and without the occurrence of any increase in amounts due (the “Assumed Liabilities”); provided, however, that said assumption and agreement to assume the Assumed Liabilities shall not (i) increase the obligation of Energy Operating with respect to the Assumed Liabilities beyond that of Atlas America, (ii) waive any valid defense that was available to Atlas America with respect to the Assumed Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Assumed Liabilities.

(c) Prorations. All obligations and liabilities assumed by Energy Operating under this Contribution Agreement that relate to both periods of time prior to the Closing Date and periods of time from and after the Closing Date shall be prorated as of the close of business on the Closing Date, whether or not such adjustment would normally be made as of such time. It is the intention of the Parties that Energy Operating should operate the Business and the Transferred Assets for its own account from and after the Closing Date.

Section 2.2 Contribution by Atlas America to Atlas Management. Atlas America hereby grants, contributes, conveys, bargains, assigns, transfers, sets over and delivers to Atlas Management, its successors and assigns, for its and their own use forever, all right, title and interest of Atlas America in and to (i) 748,456 Class A Units and (ii) the Management Incentive Interests.

Section 2.3 General Provisions Relating to Assumption of Liabilities. Notwithstanding anything to the contrary contained in this Agreement including the terms and provisions of this Article II, none of the Parties shall be deemed to have assumed, and none of the Transferred Assets have been or are being contributed subject to, (a) any liens or security interests securing consensual indebtedness covering any of the Transferred Assets, except for encumbrances permitted by this Contribution Agreement, and all such liens and security interests shall be deemed to be excluded from the assumptions of liabilities made under this Article II or (b) any of the liabilities covered by the indemnities set forth in this Contribution Agreement to the extent such liabilities are covered by such indemnities, and all such liabilities shall be deemed to be excluded from the assumptions of liabilities made under this Article II to the extent that such liabilities are covered by such indemnities.

Section 2.4 Public Cash Contribution. The Parties acknowledge a capital contribution by the public through the Underwriters to Atlas Energy of $132,825,000 in cash ($123,530,413 after the Spread of $8,298,400 and the structuring fee of $996,187) in exchange for 6,325,000 Common Units.

Section 2.5 Specific Conveyances. To further evidence the contributions and conveyances of the Transferred Assets, each party making such contribution and conveyances may have executed and delivered to the party receiving such contribution certain conveyance, assignment and bill of sale instruments (the “Specific Conveyances”). The Specific Conveyances shall evidence and perfect such sale and contribution made by this Contribution Agreement and shall not constitute a second conveyance of any assets or interests therein and shall be subject to the terms of this Contribution Agreement.

Section 2.6 Payment of Transaction Expenses by Atlas Energy. The Parties acknowledge (a) the payment by Atlas Energy, in connection with the transactions contemplated hereby, of estimated transaction expenses in the amount of $1.8 million (exclusive of the Spread and the structuring fee) and (b) the distribution by Atlas Energy of $121,730,000 to Atlas America, in part as a reimbursement of certain capital expenditures incurred with respect to the Transferred Assets.

Section 2.7 Issuance of New Certificates. At the Closing, Atlas Energy shall issue to each of Atlas America and Atlas Management a certificate or certificates, which may be held in book entry form, representing the number of Common Units and Class A Units to be issued to each of them pursuant to this Article II. Each such certificate shall be registered in the name of the Person or Persons specified by the recipient thereof to Atlas Energy in writing at least two Business Days prior to the Closing.

Section 2.8 Certificate Legends. The certificates evidencing the Common Units and Class A Units shall bear a legend substantially in the form set forth below and containing such other information as Atlas Energy may deem necessary or appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

ARTICLE III

GATHERING AGREEMENT

Section 3.1 Assumption of Obligations by Atlas America. Atlas America hereby expressly assumes, for itself and its successors and assigns, the obligations of each of the Atlas Energy, Energy Operating and the Subsidiaries, as they may appear, to timely pay gathering fees to APL under Article 7 and 8 of the Gathering Agreement accruing from and after the Closing Date and agrees to keep, perform and observe all of the covenants and conditions contained therein on the part of any of them to be kept, performed and observed from and after the Closing Date.

Section 3.2 Assignment by Atlas Energy. Each of Atlas Energy and Energy Operating, on their own behalf and on behalf of the Subsidiaries, hereby irrevocably assigns, sets over, transfers and conveys to Atlas America all of the right, title and interest of any of them in and to all of the gathering fees (i) accruing to any of them from the Investment Programs or (ii) attributable to the production interest of Atlas Energy, Energy Operating or any of the Subsidiaries for gas gathered from and after the Closing Date pursuant to the Gathering Agreement (the “Assigned Amounts”). Each of Atlas Energy and Energy Operating shall pay, and shall cause each of the Subsidiaries to pay, the Assigned Amounts to Atlas America within 15 Business Days after the end of the month in which received by them.

ARTICLE IV

ADDITIONAL TRANSACTIONS

Section 4.1 Over-Allotment Option. The Parties acknowledge that the Underwriters exercised their option to purchase additional Common Units (the “Option”) in whole and that the public, through the Underwriters, contributed additional cash of $19,923,750 in cash

($18,529,562 after the Spread of $1,244,760 and the structuring fee of $149,428) to Atlas Energy in exchange for an additional 948,750 Common Units.

Section 4.2 Redemption of Common Units by Atlas Energy. The Parties acknowledge that Atlas Energy will use the net proceeds from the issuance of the additional Common Units pursuant to the exercise of the Option to redeem 948,750 Common Units from Atlas America at a redemption price equal to the same net price received by Atlas Energy from the Underwriters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Atlas America. Atlas America hereby represents and warrants to Atlas Energy and Energy Operating as follows as of the date of this Contribution Agreement:

(a) Status of Atlas America. Atlas America has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with all corporate power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and to execute and deliver this Contribution Agreement and to consummate the transactions contemplated hereby.

(b) Title to Subsidiaries. Atlas America owns 100% of the issued and outstanding equity interests in the Subsidiaries; the Subsidiaries own 100% of the issued and outstanding equity interests in their subsidiaries as set forth on Schedule 1; and all such equity interests have been duly authorized and validly issued in accordance with the charter documents of the relevant entity, and Atlas America and the Subsidiaries own their respective equity interests free and clear of all liens, claims, options, charges, encumbrances or restrictions of any kind. There are no outstanding warrants, options, agreements, convertible or exchangeable securities, phantom stock or other commitments pursuant to which any Subsidiary or any of their subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities and no equity securities of any Subsidiary or any of their subsidiaries are reserved for issuance for any purpose.

(c) Corporate Action/Enforceability. All corporate action required to be taken by Atlas America or any of its securityholders for the authorization, execution and delivery of this Contribution Agreement and the consummation of the transactions contemplated by this Contribution Agreement and the Pre-Closing Actions have been validly taken. This Contribution Agreement constitutes the valid and binding obligations of Atlas America, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Conflicts. None of the (i) the execution, delivery and performance of this Contribution Agreement by Atlas America, or (ii) consummation of the transactions contemplated hereby and the Pre-Closing Actions by Atlas America (A) conflicts or will conflict with or constitutes or will constitute a violation of Atlas America’s or any member of the Atlas Energy Group’s certificate of incorporation, bylaws or other organizational documents, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Atlas America or any member of the Atlas Energy Group is a party or by which Atlas America’s or any member of the Atlas Energy Group’s properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any Authority having jurisdiction over Atlas America or any member of the Atlas Energy Group or any of their respective properties or assets, or (D) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Atlas America or any member of the Atlas Energy Group, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B) or (D), would, individually or in the aggregate, have a material adverse effect on (i) the transactions contemplated hereby or (ii) the ownership and use by Atlas Energy, Energy Operating and the Subsidiaries of the Atlas Energy Assets at or after the Closing Date (a “Material Adverse Effect”).

(e) Consents. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any Authority having jurisdiction over Atlas America, any member of the Atlas Energy Group or any of their respective properties or by any other third party is required in connection with (i) the execution, delivery and performance of this Contribution Agreement by Atlas America, or (ii) the consummation by Atlas America of the transactions contemplated by this Contribution Agreement and the Pre-Closing Actions, except for such consents that have been obtained or as to which the lack thereof is not reasonably likely to have a Material Adverse Effect.

(f) Title to Property. Upon Closing, one or more members of Atlas Energy Group will have:

(i)(A) good and defensible title to the producing oil and gas property interests (including the wells and the working and net revenue interests attributable thereto) (the “Wells”) included in the Atlas America reserve report, dated March 31, 2006, included in Registration Statement (the “Reserve Report”), subject only to encumbrances that do not materially adversely affect the value of such oil and gas property interests or the ability of the Atlas Energy Group to operate such oil and gas property interests in substantially the same manner as they were operated immediately prior to the Closing Date and (B) good and defensible title to each oil and gas lease as to which proved undeveloped reserves were included in the Reserve Report (the “Leases”), subject only to encumbrances that do not materially adversely affect the value of any such Lease or, in the event that the Atlas Energy Group does not have good and defensible title to such Lease (each, a “Defective Lease”), then (1) the Atlas Energy Group has good and defensible title to an oil and gas lease as to which no reserves were indicated therefor in the Reserve Report (each, a “Substitute Lease”), (2) one or more drilling locations have been identified for such Substitute Lease as of the date hereof, (3) the Atlas Energy Group has a reasonable expectation that it will drill a well on one or more of such drilling locations on the Substitute Lease within the 24 months following the date hereof, (4) the Atlas Energy Group has a reasonable expectation that the wells expected to be drilled at such locations on the Substitute Lease within such 24-month period are generally comparable in reserve potential to the reserves assigned to such Defective Lease in the Reserve Report and in costs and (5) such Substitute Lease is not and has not been otherwise utilized for purposes of this clause (B) with respect to another Defective Lease;

(ii) good title to the general partner interests and the limited partner interests in the Investment Programs as set forth on Schedule 5.1(f)(ii);

(iii) good and marketable title in fee to all real property and interests in real property purported to be owned in fee by any of them other than the Leases and Wells (individually, a “Owned Property”) as set forth on Schedule 5.1(f)(iii);

(iv) good title to the leasehold estates in all real property, personal property and interests in such property purported to be leased by any of them other than the Leases and Wells (individually, a “Leased Property”) as set forth on Schedule 5.1(f)(iv);

(v) good title to all equipment, fixtures and other personal property purported to be owned by any of them other than the Wells; and

(vi) valid and indefeasible easement rights or fee ownership interests in and to the lands on which any Atlas Energy Asset is located as of the Closing Date;

(in each case) subject only [to matters contained in the instruments of conveyance covering the Transferred Assets to evidence such contribution and conveyance and] to encumbrances and defects that do not materially adversely affect the value of the Atlas Energy Assets or the ability of the Atlas Energy Group to own and operate the Atlas Energy Assets in substantially the same manner as they were operated immediately prior to the Closing Date. Except as would not reasonably be expected to have a Material Adverse Effect, the Leases and all of the leases for the Leased Property are valid and in full force and effect, and there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by any of Atlas America, or any member of the Atlas Energy Group under any of them, and to the knowledge of Atlas America, there does not exist any default or event that with notice or lapse of time, or both, would constitute a default by any other party under any of them.

(g) Equipment and Improvements. The equipment and improvements located on the Leases (or lands pooled therewith), Owned Property and Leased Property are in compliance with all applicable laws and orders, and are in reasonable and serviceable condition and repair, normal wear and tear excepted, except for any such non-compliance which would not reasonably be expected to have a Material Adverse Effect. Neither the Owned Property or the Leased Property nor the use or occupancy thereof by Atlas

America or any member of the Atlas Energy Group violates in any way any applicable laws, orders, permits, covenants, conditions and restrictions, whether federal, state, local or, to Atlas America’s knowledge, private, except for any such violation which would not reasonably be expected to have a Material Adverse Effect.

(h) Intellectual Property. Schedule 5.1(h) contains a true and complete list and brief description of all patents, trademarks, service marks, trade names, and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, if any, owned by any member of the Atlas Energy Group or in which any member of the Atlas Energy Group has any rights or licenses. No other patents, trademarks, trade names, service marks or copyrights are reasonably necessary for the conduct of the Business in substantially the same manner as presently operated. To Atlas America’s knowledge, there is no infringement or alleged infringement by any person of any such trademark, service mark, trade name, copyright or patent. Neither Atlas America nor any member of the Atlas Energy Group has received any notice from any person alleging any of them is infringing upon, and, to Atlas America’s knowledge, none of Atlas America or any member of the Atlas Energy Group has infringed and is not now infringing on, any trademark, service mark, trade name, copyright or patent belonging to any other person.

(i) Compliance with the Laws. Atlas America and the members of the Atlas Energy Group have complied with all, and are not in violation of any, applicable laws, permits and orders (including, any applicable building, zoning, environmental protection, water use or law, ordinance, or regulation) affecting the ownership or operation of the Business or the Transferred Assets, except for any such non-compliance or violation which would not reasonably be expected to have a Material Adverse Effect.

(j) Environmental.

(i) Definitions. For purposes of this Contribution Agreement, the following terms shall have the following meanings:

(A) The term “Environmental Law(s)” means each and every law, statute, rule, regulation, order, permit, or similar requirement of each and every Authority and common law now or hereinafter in effect, pertaining to protection of the environment, including (1) the protection of human health, safety, the environment, natural resources and wildlife or (2) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance, including the Superfund Amendments Reauthorization Act and the Resource Conservation and Recovery Act or (3) pollution, including, as amended, CERCLA, the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq.

(B) The term “Hazardous Substance” means any substance which is (1) designated, classified or defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (2) a petroleum hydrocarbon, including crude oil or any fraction thereof, (3) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic or (4) regulated pursuant to any Environmental Laws.

(C) The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Substance).

(ii) Compliance with Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, Atlas America, with respect to the Assets, and each member of the Atlas Energy Group have been and are in compliance with all applicable Environmental Laws, and there has been and is no liability against Atlas America or any member of the Atlas Energy Group under any applicable Environmental Laws. None of Atlas America or any member of the Atlas Energy Group has any knowledge of any facts or circumstances concerning any alleged violation or liability arising under any Environmental Law with respect to the Owned Property, the Leased Property, the Leases (or any lands pooled therewith), the Wells or the Business.

(iii) No Release of Hazardous Substances. Except in accordance with applicable Environmental Laws or as would not reasonably be expected to have a Material Adverse Effect, there has been no Release or threatened Release by any member of the Atlas Energy Group or, with respect to the Assets, Atlas America, or, to Atlas America’s knowledge, by any other person of any Hazardous Substance existing on, beneath or from the surface, subsurface, ground water, sediment, rivers or other bodies of water associated with the Owned Property, the Leased Property, the Leases (or any lands pooled therewith) or the Wells.

(iv) Permits. Except as would not reasonably be expected to have a Material Adverse Effect, all permits required by or issued pursuant to any Environmental Law for the ownership, use or operation of the Owned Property, the Leased Property, the Leases or the Wells by any of Atlas America, or any member of the Atlas Energy Group have been obtained in a timely manner and are presently maintained in full force and effect. The operations of Atlas America, and any member of the Atlas Energy Group are in material compliance with all terms and conditions of such Permits. None of Atlas America or any member of the Atlas Energy Group has received any notice or other communication and has any knowledge of any facts or circumstances concerning any alleged violation of any such Permits.

(v) No Proceedings. There exists no Order, notice of violation, nor any suit, claim, proceeding, citation, directive, summons, investigation, information request or other notice pending or, to the knowledge of Atlas America, threatened pursuant to any Environmental Law relating to (A) any of Atlas America’s or any member of the Atlas Energy Group’s ownership, lease, occupation or use of the Owned Property, the Leased Property, the Leases (or any lands pooled therewith) or the Wells, (B) any alleged violation of, or liability under, any Environmental Law by any of Atlas America or any member of the Atlas Energy Group, or (C) to Atlas America’s knowledge, the suspected presence, Release or threatened Release of any Hazardous Substance on, under, in or from the surface, subsurface, groundwater, sediment, rivers or other bodies of water associated with the Owned Property, the Leased Property, the Leases (or lands pooled therewith) or the Wells, nor does there exist any valid basis for any such Order, suit, claim, proceeding, citation, directive, summons investigation, information request, notice of violation, or other notice.

(k) Material Contracts. Excluding any Leases and except as set forth in Schedule 5.1(k), none of the Atlas Energy Group and, to the knowledge of Atlas America, no other party is in material breach or default of any material contract included within the Atlas Energy Assets, including any material contract of any of the Atlas Energy Group.

(l) No Suspense. Except as set forth in Schedule 5.1(l), to the knowledge of Atlas America, proceeds from the sale of all oil, condensate and gas produced from the Atlas Energy Assets are being received by a member of the Atlas Energy Group and are not being held in suspense by a third party for any reason. Schedule 5.1(l) also lists all the amounts held in suspense by Atlas America or any member of the Atlas Energy Group with respect to any oil and gas proceeds attributable to their respective properties and assets.

(m) Imbalances. Except as set forth in Schedule 5.1(m), there exists no imbalance regarding production taken or marketed from any Lease in which any member of the Atlas Energy Group has an interest or which is included in the Assets (or from lands pooled with any such Lease) which could result in (i) a portion of any member of the Atlas Energy Group’s interest in production therefrom (in the case of any Lease) to be taken or delivered from or after the Closing Date without such entity receiving payment therefor and at the price it would have received absent such imbalance; (ii) any such entity being obligated to make payment to any person or entity as a result of such imbalance; or (iii) production being shut-in or curtailed from or after the Closing Date due to non-compliance with allowables, production quotas, proration rules, or similar orders or regulations of Authorities; and no such entity will be obligated, by virtue of any prepayment arrangement, take-or-pay agreement, or similar arrangement, to deliver hydrocarbons produced from the Atlas Energy Assets at some future time without then receiving full payment therefor.

(n) Transfer Restrictions. Except as set forth in Schedule 5.1(n), there are no preferential rights of purchase that are applicable to the transactions contemplated hereby.

(o) Seismic Data. No fees will be due and owing in connection with the transactions contemplated hereby under any agreement covering any seismic records, shot points, field notes, interpretations, and geological and geophysical information held by Atlas America or any member of the Atlas Energy Group.

(p) Plugging and Abandonment Obligations. Except as set forth in Schedule 5.1(p), there are no Wells located any of the Leases (or lands pooled therewith) in which Atlas America or any member of the Atlas Energy Group has an interest where such entity is currently required by law or contract to plug and abandoned.

(q) Royalties and Rentals. Except for revenues which are being suspended in accordance with applicable law and except to the extent not reasonably likely to have a Material Adverse Effect, all royalties, excess royalties, overriding royalty interests, net profit interests, production payments, and other interests burdening production from or attributable to the Atlas Energy Assets have been properly and timely paid.

ARTICLE VI

FURTHER ASSURANCES

Section 6.1 Further Assurances. (a) From time to time from and after the date of this Contribution Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (i) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Contribution Agreement, or which are intended to be so granted, or (ii) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Contribution Agreement or intended so to be, including the Assets and to more fully and effectively carry out the purposes and intent of this Contribution Agreement.

(b) Within a reasonable time after the date of this Contribution Agreement, and without any further consideration, Atlas America agrees to cause to be delivered to Atlas Energy true and complete executed copies of (i) all the agreements of limited partnership of the Investment Programs, (ii) all the drilling operating agreements of the Investment Programs and (iii) any other material agreements to which any of the Investment Programs is a party (collectively, the “Investment Program Documents”), in the case of each of clauses (i) through (iii), that were not executed or made available to Atlas Energy as of the date of this Contribution Agreement.

Section 6.2 Other Assurances. From time to time after the date of this Contribution Agreement, and without any further consideration, each of the Parties shall execute, acknowledged and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Contribution Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to identify all the assets being contributed to the Atlas

Energy Group as required in connection with the Offering. However, due to the age of some of those assets or the difficulties in locating appropriate data with respect to some of the assets, it is possible that assets intended to be contributed to the Atlas Energy Group were not identified and therefore are not included in the Assets. It is the express intent of the Parties that the Atlas Energy Group will own all assets of the Business as of the Closing Date and as described in the Registration Statement. To the extent any assets were not identified but are necessary to the operation of assets that were identified, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the appropriate members of the Atlas Energy Group. To the extent such assets are identified at a later date, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate members of the Atlas Energy Group. Likewise, to the extent that assets are identified at a later date that were not intended by the Parties to be conveyed as reflected in the Registration Statement, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate party.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. The representations and warranties of Atlas America contained in Section 5.1 shall survive the Closing; provided that those contained in Section 5.1(f)(i) shall expire three years following the Closing Date; those contained in Section 5.1(b) shall survive indefinitely; and all others shall expire one year following the Closing Date.

Section 7.2 Environmental Indemnification. Atlas America shall indemnify, defend and hold harmless the Atlas Energy Group for a period of one year after the Closing Date from and against environmental and Toxic Tort losses (including economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Atlas Energy Group or any third party by reason of or arising out of:

(a) any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Atlas Energy Assets, or

(b) any event or condition associated with ownership or operation of the Transferred Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Atlas Energy Assets or the disposal or release of Hazardous Substances generated by operation of the Atlas Energy Assets at non-Atlas Energy Asset locations) including (i) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (ii) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (iii) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

but only to the extent that such violation complained of under Section 7.2(a) or such events or conditions included under Section 7.2(b) occurred or existed before the Closing Date (collectively, “Covered Environmental Losses”).

Section 7.3 Limitations Regarding Environmental Indemnification. The aggregate liability of Atlas America in respect of all Covered Environmental Losses under Section 7.2 shall not exceed $25,000,000 and Atlas America will not have any obligation under Section 7.2 until the Covered Environmental Losses of the Atlas Energy Group exceed $500,000.

Section 7.4 Indemnification by Atlas America. In addition to and not in limitation of the indemnification provided under Sections 7.2, Atlas America shall indemnify, defend and hold harmless each member of the Atlas Energy Group and such member’s directors, officers, members, employees and representatives from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s fees and expert’s fees) of any and every kind and character, known or unknown, fixed or contingent, suffered or incurred by the Atlas Energy Group (“Losses”), insofar as such Losses arise out of or are based upon:

(a) a breach of the representations and warranties of Atlas America set forth in Section 5.1 hereof;

(b) the failure of Atlas America to perform its obligations under Section 3.1 after the Closing Date;

(c) currently pending legal actions against the Atlas America and its subsidiaries;

(d) all federal, state and local income tax liabilities attributable to the operation of the Transferred Assets prior to the Closing Date, including any such income tax liabilities of Atlas America and its subsidiaries that may result from the consummation of the formation transactions for the Atlas Energy Group and Atlas Management; or

(e) the failure of Atlas America and its subsidiaries to execute, deliver and provide to Atlas Energy the Investment Program Documents.

Section 7.6 Indemnification by Atlas Energy. Atlas Energy and Energy Operating, jointly and severally, shall indemnify, defend and hold harmless Atlas America and such entity’s directors, officers, members, employees and representatives from and against all Losses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by Atlas America insofar as such Losses arise out of or are based upon:

(a) the Assumed Liabilities, unless such indemnification would not be permitted under the Operating Agreement; or

(b) the failure of Atlas Energy to perform its obligations under Section 3.2 after the Closing Date.

Section 7.7 Indemnification Procedure.

(a) The indemnified party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.

(b) The indemnifying party shall have the right to control, at its sole cost and expense, all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VII, including the selection of counsel, determination of whether to appeal any decision of any Authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the indemnified party (which consent shall not be unreasonably withheld), with the concurrence of the Conflicts Committee of Atlas Energy in the case of the Atlas Energy Group, unless it includes a full release of the indemnified party from such matter or issues, as the case may be.

(c) The indemnified party agrees to cooperate fully with the indemnifying party, with respect to (i) its pursuit of insurance coverage or recoveries with respect to the claims covered by the indemnification and (ii) all aspects of the defense of any claims covered by the indemnification, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and the making available to the indemnifying party of any employees, representatives or agents of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the indemnified party. In no event shall the obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification; provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense, but the indemnifying party shall have the right to retain sole control over such defense.

(d) The date on which written notification of a claim for indemnification is received by the indemnifying party shall determine whether such claim is timely made.

(e) In determining the amount of any loss, cost, damage or expense for which a Person is entitled to indemnification under this Contribution Agreement, the gross amount of any such indemnification will be reduced by (i) any insurance proceeds realized by the indemnified Person, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the indemnified Person as a result of such claim and (ii) all amounts recovered by the indemnified Person under contractual indemnities from third Persons.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Costs. Atlas Energy and Energy Operating shall pay all expenses, fees and costs, including all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith.

Section 8.2 Headings; References; Interpretation. All Article and Section headings in this Contribution Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Contribution Agreement, shall refer to this Contribution Agreement as a whole, including all Schedules and Exhibits attached hereto, and not to any particular provision of this Contribution Agreement. All personal pronouns used in this Contribution Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 8.3 Successors and Assigns. The Contribution Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.4 No Third Party Rights. The provisions of this Contribution Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Contribution Agreement.

Section 8.5 Counterparts. This Contribution Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 8.6 Governing Law. This Contribution Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 8.7 Severability. If any of the provisions of this Contribution Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Contribution Agreement. Instead, this Contribution Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Contribution Agreement at the time of execution of this Contribution Agreement.

Section 8.8 Amendment or Modification. This Contribution Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that Atlas Energy may not, without the prior approval of the Atlas Energy conflicts committee, agree to any amendment or modification that, in the reasonable discretion of Atlas Energy, will adversely affect the holders of Atlas Energy common units. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Contribution Agreement.

Section 8.9 Integration. This Contribution Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Contribution Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Contribution Agreement.

Section 8.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Contribution Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[signature page follows]

IN WITNESS WHEREOF, the parties to this Contribution Agreement have caused it to be duly executed as of the date first above written.

ATLAS AMERICA, INC.

By:
Name:
Title:

ATLAS ENERGY RESOURCES, LLC

By:
Name:
Title:

ATLAS ENERGY OPERATING COMPANY, LLC

By:	Atlas Energy Resources, LLC, its sole member

By:
Name:
Title:

SCHEDULE 1

Subsidiaries Contributed

Viking Resources, LLC, a Pennsylvania limited liability company

AIC, LLC, a Delaware limited liability company

Subsidiaries:

Atlas Energy Ohio, LLC, an Ohio limited liability company

Atlas Resources, LLC, a Pennsylvania limited liability company

Anthem Securities, Inc., a Pennsylvania corporation

Resource Energy, LLC, a Delaware limited liability company

Subsidiaries:

REI-NY, LLC, a Delaware limited liability company

Resource Well Services, LLC, a Delaware limited liability company

Atlas Noble, LLC, a Delaware limited liability company

Atlas America, LLC, a Pennsylvania limited liability company

AER Pipeline Construction, Inc., a Delaware corporation

SCHEDULE 2

Assets Contributed

Entity	State of Formation	Equity Interest

AIC, LLC	DE	Membership interest

Atlas Noble, LLC	DE	Membership interest

Atlas America, LLC	PA	Membership interest

AER Pipeline Construction, Inc.	DE	1000 shares

Viking Resources, LLC	DE	Membership interest

Resource Energy, LLC	DE	Membership interest

1.	Gas Purchase Agreement by and between Northeast Ohio Gas Marketing, Inc., and Atlas Energy Group, Inc., Atlas Resources, Inc. and Resource Energy, Inc., dated March 31, 1999 (GS-226); as amended by Assignment and Novation of Transactions by FirstEnergy Solutions Corp. (Assignor) to Amerada Hess Corporation, effective April 1, 2005 (GS-226)

2.	Base Contract for Sale and Purchase of Natural Gas entered into by and between Open Flow Gas Supply Corporation and Atlas America, Inc., dated June 5, 2006 (GS-515)

3.	Base Contract for Sale and Purchase of Natural Gas entered into by and between Atlas America, Inc. and South Jersey Resources Group, LLC, dated September 12, 2006 (GS-518)

4.	Base Contract for Sale and Purchase of Natural Gas entered into by and between Equitable Gas Company, a div. of Equitable Resources, Inc. and Atlas America, Inc., dated October 1, 2006 (GS-519)

5.	Fifth Amendment to Gas Purchase Agreement by and between Atlas Energy Group Inc and WCI Steel dated July 6, 2004

6.	Exhibit B dated November 1, 2003 to Gas Purchase Agreement dated October 1, 2001 by and between Northeast Ohio Natural Gas Corporation and Atlas Energy Group (GS-223)

7.	Agreement dated as of November 3, 1997 by and between Weinsz Oil & Gas, Inc., and Atlas Energy Group, Inc.

8.	Operating Agreement dated as of February 17, 1995 by and between Atlas Energy Group, Inc., and D&L Energy, Inc.

9.	Operating Agreement dated as of February , 1999 by and between D&L Energy, Inc., and Atlas Energy Group, Inc.

Unit #	Year	Make	Model	Vin#	Location	Department
346	2003	Chevrolet	1500HD 4x4 W.T.	1GCEK14VX3Z156915	Deerfield	Production
348	2003	Chevrolet	1500HD 4x4 W.T.	1GCEK14V03E155148	Deerfield	Production
350	2003	Chevrolet	1500HD 4x4 W.T.	1GCEK14V53Z144803	Deerfield	Production
356	2003	Chevrolet	1500HD 4x4 W.T.	1GCEK14V73Z261685	Fayette	Production
362	2003	Chevrolet	2500HD 4x4 W.T.	1GCHK24U63E312174	Fayette	Drilling
364	2003	Honda	TRX-250-4x4 ATV	478TE210334303384	Deerfield	Production